EXHIBIT 99.1


                         October 15, 1999



To Our Stockholders:

          We are pleased to inform you that Gold Banc
Corporation, Inc., has adopted a Shareholder Rights Plan. Adoption of such plans has become common practice in major American companies and a well accepted approach to safeguarding the Company and its stockholders from coercive or unfair takeover offers and practices. Such plans also preserve the Board's bargaining power and flexibility in dealing with hostile takeover attempts. This action was taken after long and careful study and was not taken in response to any pending takeover or proposed change in control of the Company.

          To effect the Plan, the Board of Directors declared a dividend of one share purchase right for each outstanding share of the Company's common stock. The distribution is being made to stockholders of record as of the close of business on October 28, 1999.

          Under the Plan, the rights will initially trade together with the Company's common stock and will not be exercisable. In the absence of further Board action, the rights generally will become exercisable and allow the holder to acquire the Company's common stock at a discounted price if a person or group acquires 15 percent or more of the Company's common stock. Rights held by persons who exceed the applicable threshold will be void. Under certain circumstances, the rights will entitle the holder to buy shares in an acquiring entity at a discounted price.

          The Plan also includes an exchange option. In general, after the rights become exercisable, the Board of Directors may, at its option, effect an exchange of part or all of the rights (other than rights that have become void) for shares of the Company's common stock. Under this option, the Company would issue one share of common stock for each right, subject to adjustment in certain circumstances.

          The Company's Board of Directors may, at its option, redeem all rights for $.01 per right, generally at any time prior to the rights becoming exercisable. The rights will expire October 31, 2009, unless earlier redeemed, exchanged or amended by the Board of Directors.

          The issuance of the rights is not a taxable event, will not affect the Company's reported financial condition or results of operations (including earnings per share), should not interfere with the Company's operating, financing or investing activities and will not change the way in which the Company's common stock is currently traded.
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          A summary of the Shareholder Rights Plan (which
explains the terms and nature of the rights) is enclosed. Stockholders are urged to review the summary carefully and retain it with their permanent records.

          In adopting the Shareholder Rights Plan, the Board has expressed its confidence in the Company's future and its determination that you, our stockholders, be given every opportunity to participate fully in that future.

                              Sincerely,


                              /s/  Michael W. Gullion
                              Michael W. Gullion
                              Chairman and CEO